Exhibit No. 10.39
STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE: XXXXXX
The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”).
As consideration for the stock option(s) granted to me on the date shown above under the terms of the 2006 Plan (“the Covered Options”), and Motorola having provided me with Confidential Information as a Motorola appointed vice president or elected officer, I agree to the following:
(1) I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions during the course of my employment, any Company Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customer’s names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.
(2) I agree that during my employment and for a period of two years following my termination of employment for any reason, I will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with my new or prospective employer, or any other company.
(3) I agree that during my employment and for a period of two years following the termination of my employment for any reason, I will not engage in activities which are entirely or in part the same as or similar to activities in which I engaged at any time during the two years preceding termination of my employment, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which I worked at any time during the two years preceding the termination of my employment. This paragraph applies in the countries in which I have physically been present performing work for the Company at any time during the two years preceding termination of my employment.
(4) I agree that during my employment and for a period of two years following the termination of my employment for any reason, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which I had direct or indirect contact regarding those products or services or about which I learned Confidential Information at any time during the two years prior to my termination of employment with the Company.
(5) I agree that during my employment and for a period of two years following the termination of my employment for any reason, I will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer I had direct or indirect contact regarding those products or services or about which customer I learned Confidential Information at any time during the two years prior to termination of my employment with the Company.
(6) I agree that by accepting the Covered Options, if I violate the terms of paragraphs 1 through and including 5 of this Agreement, then, in addition to any other remedies available in law and/or equity, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within two years prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in the Award Document for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).
(7) The requirements of this agreement can be waived or modified only upon the prior written consent of Motorola, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company assigns and successors.
(8) I agree that during my employment and for a period of two years following the termination of my employment for any reason, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.
(9) I acknowledge that the harm caused to the Company by the breach or anticipated breach of paragraphs 1, 2, 3, 4, and/or 5 of this Agreement will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 12 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
(10) With respect to the subject matter hereof, this Agreement is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 12 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.
(11) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 2006 Plan, and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.
(12) I agree that this Agreement and the 2006 Plan, and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA.
I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and the Covered Options..

Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO THE COMPENSATION AND LEADERSHIP COMMITTEE OR ITS DELEGATE NO LATER THAN                     .